EXHIBIT B
Consent of Independent Auditors
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Schedule B) and related Prospectus of Nordic Investment Bank for the registration of debt securities and/or warrants and to the incorporation by reference therein of our reports dated March 4, 2005, March 10, 2006 and March 9, 2007 with respect to the financial statements of Nordic Investment Bank for the years ended December 31, 2004, 2005 and 2006 included in its Annual Reports (Forms 18-K or Form 18-K/A) for the years ended December 31, 2004 and 2005, filed with the Securities and Exchange Commission.
Ernst & Young

/s/ Erik Mamelund	/s/ Per-Olof Johansson

Erik Mamelund	Per-Olof Johansson
Ernst & Young AS	Ernst & Young Oy
Oslo, Norway	Helsinki, Finland
May 14, 2007